U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

            KRUMHOLZ, ARLENE
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   (Last)               (First)                 (Middle)

            2301 NW 33rd COURT
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                        (Street)

            POMPANO BEACH, FL 33069
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   (City)               (State)                 (Zip)

            10/19/99
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2. Date of Event Requiring Statement (Month/Day/Year)


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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

            LITEGLOW INDUSTRIES, INC. (LTGL)
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4. Issuer Name and Ticker or Trading Symbol


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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             |X|   10% Owner
|X|   Officer (give title below)           |_|   Other (specify below)

            Vice President and Secretary
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form Filed by 1 Reporting Person

   |_| Form Filed by More than 1 Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                             3. Ownership Form:
                             2. Amount of Securities            Direct (D) or
1. Title of Security            Beneficially Owned              Indirect (I)           4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   (Instr. 4)                      (Instr. 5)                (Instr. 4)
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
Common Stock,                         79,168                         D
$.001 par value
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Common Stock,                         87,918                         I                    Shares of common stock owned of record by
$.001 par value                                                                           Mrs. Krumholz's husband, Spencer Krumholz.
                                                                                          Mrs. Krumholz disclaims beneficial
                                                                                          ownership of these shares.
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                 5. Owner-
                                                3. Title and Amount of Securities                   ship
                                                   Underlying Derivative Security                   Form of
                        2. Date Exercisable        (Instr. 4)                                       Derivative
                           and Expiration Date  ---------------------------------  4. Conver-       Security:
                           (Month/Day/Year)                            Amount         sion or       Direct      7. Nature of
                        ----------------------                         or             Exercise      (D) or         Indirect
                          Date       Expira-                           Number         Price of      Indirect       Beneficial
1. Title of Derivative    Exer-      tion                              of             Derivative    (I)            Ownership
   Security (Instr. 4)    cisable    Date       Title                  Shares         Security      (Instr. 5)     (Instr. 5)
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
Series A Convertible      12/98      N/A                                              None           1          Shares of Preferred
Preferred Stock,                                                                                                Stock owned of
$.001 par value                                                                                                 record by Mrs.
                                                                                                                Krumholz's husband,
                                                                                                                Spencer Krumholz.
                                                                                                                Mrs. Krumholz
                                                                                                                disclaims beneficial
                                                                                                                ownership of these
                                                                                                                shares.
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                                                Common Stock,          5,000,000                     I          Shares of common
                                                $.001 par value                                                 stock into which
                                                                                                                Mr. Krumholz's
                                                                                                                shares may be, but
                                                                                                                have not been,
                                                                                                                converted. Mrs.
                                                                                                                Krumholz disclaims
                                                                                                                beneficial ownership
                                                                                                                of these shares.
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

Explanation of Responses:


            /s/ Arlene Krumholz
---------------------------------------------            -----------------------
            ARLENE KRUMHOLZ                              Date
         ** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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